Exhibit 3.1
Form SB-2
Skypath Networks, Inc.

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             SKYPATH NETWORKS, INC.

     Skypath Networks, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby adopts this Amended and Restated Certificate of Incorporation, which restates, integrates and amends the Corporation's Certificate of Incorporation. The Corporation's original Certificate of Incorporation was filed with the Secretary of State on August 28, 2001.

     This Amended and Restated Certificate of Incorporation, including the amendments adopted hereby, has been duly adopted by the Board of Directors of the Corporation pursuant to unanimous written consent of the Directors whereby the Board of Directors adopted resolutions setting forth this Amended and Restated Certificate of Incorporation, declaring the amendments to be advisable and calling a meeting of stockholders of the Corporation to consider adopting the same. Thereafter, in lieu of a meeting of stockholders, the stockholders of the Corporation duly adopted, pursuant to unanimous written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware, the following amendments and the following Amended and Restated Certification of Incorporation.

     This Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation. Pursuant to Section 245 of the Delaware General Corporation Law, approval of the stockholders of the Corporation has been obtained.

     The Capital of the Corporation shall not be reduced under or by reason of said amendments.

                                ARTICLE I - NAME

     The name of the corporation is SKYPATH NETWORKS, INC.

                         ARTICLE II - REGISTERED OFFICE

     The registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400 of the County of New Castle, City of Wilmington, Delaware 19808. The registered agent in charge thereof at such address is The Company Corporation.

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                             ARTICLE III - PURPOSES

     The nature of the business and the objects and purposes proposed to be transacted, promoted, and carried on, are to do any or all things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz.:

          "The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware".

                           ARTICLE IV - CAPITAL STOCK

     The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 25,000,000 shares which are divided into two classes as follows: (i) 5,000,000 shares of Preferred Stock (Preferred Stock) $.000 par value per share, and (ii) 20,000,000 shares of Common Stock (Common Stock) $.001 par value per share. The designations, voting powers, preferences and relative, participating, optional or other special rights, and qualification, limitations or restrictions of the above classes of stock are as follows:

Preferred Stock

     1. Issuance in Series. Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations as the Board of Directors may determine. All shares of any one series of Preferred Stock will be identical with each other in all respects, except that shares of one series issued at different times may differ as to dates from which dividends thereon may be cumulative. All series will rank equally and be identical in all respects, except as permitted by the following provisions of paragraph 2.

     2. Authority of the Board with Respect to Series. The Board of Directors is authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Amended and Restated Certificate of Incorporation or any amendment thereto including, but not limited to, determination of any of the following:

          (a) the distinctive serial designation and the number of shares constituting a series;

          (b) the dividend rate or rates, whether dividends are cumulative and, if so, from which date, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

          (c) the voting powers of the shares of the series;

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          (d) whether the shares are redeemable  and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

          (e) the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation prior to any payment or distribution of the assets of the corporation to any class or classes of stock of the Corporation ranking junior to the Preferred Stock;

          (f) whether the shares are entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of a series and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

          (g) whether the shares are convertible into, or exchangeable for, shares of any other class or classes of stock of the corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

          (h) any other preferences, privileges and powers, and relating participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the Board of Directors may deem advisable and as are not inconsistent with the provisions of this Amended and Restated Certificate of Incorporation.

     3. Dividends. Before any dividends on any class or classes of stock of the Corporation ranking junior to the Preferred Stock (other than dividends payable in shares of any class or classes of stock of the Corporation ranking junior to the Preferred Stock) may be declared or paid or set apart for payment, the holders of shares of Preferred Stock of each series are entitled to such cash dividends, but only when and as declared by the Board of Directors out of funds legally available therefore, as they may be adopted by the Board of Directors providing for the issue of the series, payable on such dates in each year as may be fixed in the resolution or resolutions. The term "class or classes of stock of the corporation ranking junior to the Preferred Stock" means the Common Stock and any other class or classes of stock of the Corporation hereafter authorized which rank junior to the Preferred Stock as to dividends or upon liquidation.

     4. Reacquired Shares. Shares of Preferred Stock which have been issued and reacquired in any manner by the corporation (excluding, until the Corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired and shares which have been converted into shares of Common Stock) will have the status of authorized and unissued shares of Preferred Stock and may be reissued.

     5. Voting Rights. Each Series of Preferred Stock designated and issued by the corporation shall carry such voting rights as are determined by the Board of Directors when such Series is designated.

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Common Stock

     1. Forward Split. On the date of the filing of this Amended and Restated Certificate of Incorporation (the "Effective Date"), the Corporation's issued and outstanding shares of Common Stock shall be forward split on a ten thousand-for-one (10,000-for- 1) basis so that each share of Common Stock issued and outstanding immediately prior to the Effective Date shall automatically be converted into and reclassified as 10,000 shares of Common Stock (the "Forward Split").

     2. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

     3. Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the corporation of whatever kind available for distribution to Stockholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefore in cash, stock or obligations of such other corporation, trust or other entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. The merger or consolidation of the Corporation into or with any other corporation, or the merger or any other corporation into it, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this paragraph.

     4. Voting Rights. Except as may be otherwise required by law or by these Articles of Incorporation, each holder of Common Stock has one vote in respect of each share of stock held by said holder of record on the books of the Corporation on all matters voted upon by the Stockholders.

Pre-emptive Rights

     No Stockholder shall have any pre-emptive right to subscribe to an additional issue of stock of any class or series or to any securities of the Corporation convertible into such stock.

                               ARTICLE V - BYLAWS

     The Board of Directors shall have the power to make, adopt, amend, or repeal the Bylaws of the Corporation.

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                  ARTICLE VI- PERSONAL LIABILITY OF DIRECTORS

     No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a Director as a Director. Notwithstanding the foregoing sentence, a Director shall be liable to the extent provided by applicable law (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which such Director derived an improper personal benefit. No amendment or repeal of this
Article VII shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

                          ARTICLE VII - INDEMNIFICATION

     The corporation  may, to the fullest extent  permitted by the provisions of
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Bylaw, agreement, vote of stockholders, or disinterested directors, or otherwise, both as to action in said person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation restates and amends the Corporation's Certificate of Incorporation, was duly adopted by the as described above and has been executed on the 27th day of August, 2003.

                                    SKYPATH NETWORKS, INC.


                                    By: /s/ David R. Paolo
                                        David R. Paolo, Chief Executive Officer


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